Exhibit 99.3

Sovereign Bancorp

News Release

FOR IMMEDIATE RELEASE

April 13, 1999

Contact:

Dennis S. Marlo          (610) 320-8437 Dmarlo@sovereignbank.com
Mark R. McCollom         (610) 208-6426 Mmccollo@sovereignbank.com
Linda A. Hagginbothom    (610) 320-9498 Linda@Sovereignbank.com
Sovereign Website                       Sovereignbank.com

   Corporate Headquarters: 2000 Market Street, Philadelphia, PA


                      SOVEREIGN INTRODUCES

                    INTERNET BANK INITIATIVES

          PHILADELPHIA, PA ... Sovereign Bancorp, Inc.
("Sovereign") (NASDAQ/NMS:SVRN) parent company of Sovereign Bank announced today that its executive management team met with sell side investment analysts in New York City, to discuss results by each line of business and Sovereign's technology initiatives that included plans for forming a separate Internet Bank. The presentation summarized Sovereign's virtual bank business model, which has been in development over the last six months. The company discussed a strategic alliance with FISERV, one of the nation's leading technology companies; its strategy to serve the expanding number of web users: creative marketing alliance strategy: and critical components the company believes are necessary for the success of this venture. Sovereign's President and Chief Executive Officer, Jay S. Sidhu, commented, "We believe that e-commerce is very critical to the longterm success of Sovereign and the banking industry. Companies that do not embrace and invest in this paradigm shift will find themselves at a competitive disadvantage or possibly even become extinct in just a few years. This web-enabled, low-cost delivery channel will enable Sovereign to gain experience in this field and possibly become one of the leaders in e-commerce or in banking," Sidhu commented. "We also have offered web banking to existing Sovereign customers for some months now and are opening about 700 new online accounts each week. This Internet bank initiative will seek new customers outside of Sovereign's existing geographic market," Sidhu continued.

          Strategic objectives of the Internet bank include the eventual generation of bottom line value for Sovereign through increased sales revenue. "We would not be undertaking this investment if we did not feel very strongly that this will create
<PAGE 1> sustainable, long-term value for our shareholders,"
stated Dennis S . Marlo, Sovereign's Chief Financial Officer. "This Internet bank will continue to be operated under the same four critical success factors that have guided Sovereign over the years - superior asset quality, low interest rate risk, high productivity and emphasis on sales and service quality and the growth of team members." continued Marlo.

          Also, by adding this method of banking, Sovereign can gain a valuable e-commerce advantage, Sovereign plans to align this Internet bank with customer affinity groups such as universities, employers and retail outlets. "Based upon recent demographic data obtained on Internet users, we believe that excellent opportunities exist to market banking services on the web," stated Sidhu. "The typical internet user profile is very similar with Sovereign's existing customer base. We also see a very high potential to create affinity banking relationships for this Internet bank, to some degree similar to what the national credit card companies have successfully developed over the past few years," continued Sidhu.

          The critical components of the Internet bank include an entrepreneurial, incentive-driven team, real time, low cost digital service to targeted customer groups, and a low cost, simple to operate, menu of a few banking and investment products, such as transaction accounts, bill paying services, investment accounts and brokerage services. "We believe it is important to offer a streamline package of products that are reliable and easy to use," stated Sidhu. "Many other companies are limited from utilizing state of the art technology because their products are still serviced through legacy systems. By aligning ourselves with FISERV, we are able to take advantage of the latest technology and FISERV's relationships with Security First Technology and Checkthree to give us a head start into banking e-commerce," Sidhu continued.

          Sovereign plans to roll out the Internet bank during the third or fourth quarter of 1999. Coupled with Sovereign's recent announcement of a stock repurchase program, Sovereign believes the Internet Bank initiative will not result in any material earnings per share dilution for 1999.

          Sovereign is a pro forma $23.4 billion bank holding company with over 300 Community Banking Offices operating in eastern Pennsylvania, northern Delaware and New Jersey. The third largest bank headquartered in Pennsylvania, Sovereign's closing stock price, Tuesday, April 13,1999, was $17.5000 per share.

                            -THE END-



Note:
  <PAGE 2>
This presentation contains estimates of future operating results for 1999 and beyond for Sovereign Bancorp, Inc. as well as estimates of financial condition, operating efficiencies and revenue creation. These estimates constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products and services. <PAGE 3>